DUNE ENERGY, INC. ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT TO
                        ACQUIRE BARNETT SHALE PROPERTIES

      June 14, 2005- Dune Energy, Inc. ("Dune" or the "Company") (AMEX: DNE) announced today that, further to its press release dated March 3, 2005, Dune signed a definitive Asset Purchase and Sale Agreement (the "Agreement") with Voyager Partners, Ltd. ("Voyager"), to acquire 95% of Voyager's interest in producing and non-producing natural gas and oil properties located in the prolific Barnett Shale play in the North Texas Fort Worth Basin (the "Barnett Shale Properties"). The purchase price for the transaction is $56 million, subject to reduction in certain instances. The Agreement contemplates the closing (the "Closing") of the acquisition will occur on or before June 30, 2005, subject to the satisfaction of certain conditions, including Dune's receipt of adequate financing to complete the transaction. Dune is in the process of completing its financing for the acquisition. In that regard, Dune has received a written commitment from Standard Bank plc., to lend up to $50 million, subject to certain covenants and conditions. The remainder of the purchase price, together with additional funds to support the Company's intended aggressive drilling program, will be raised through Dune's issuance of a combination of subordinated debt and equity.

      Dune's management estimates that there are in excess of 100 drilling locations on the Barnett Shale Properties, based upon current well spacing rules. As many as one third of these locations may be drilled horizontally. A reserve report as of December 31, 2004, prepared by independent petroleum engineering firm DeGolyer & MacNaughten, indicated that there are approximately 27 Bcfe of net proved reserves underlying the Barnett Shale Properties. Since that date, based upon Dune's internal evaluation, Dune expects Voyager to add as much as an additional 18 Bcfe in proved reserves to the assets being acquired by Dune, bringing the total to 45 Bcfe.

      As part of this transaction, Dune Operating Company, a wholly owned subsidiary of the Company, will be operator of record. Voyager will retain a 5% working interest, and an affiliate of Voyager, which is presently operating the Barnett Shale properties, will operate for Dune on a contract basis after the Closing. In addition, Dune has entered into an agreement by which an independent drilling company will provide Dune with two vertical drilling rigs for a period of at least one year, with future extensions by mutual agreement. Dune further expects that the contract operator will provide a rig capable of horizontal drilling during the 4th quarter of 2005. Dune will also endeavor to secure additional third party rigs in order to step up its development drilling program. Therefore, Dune expects to commence an aggressive, high impact, low risk extensional drilling program upon Closing, whereby it is anticipated that it will drill 12 vertical wells by yearend 2005, 24 vertical wells during 2006, and numerous horizontal wells commencing late 2005. Management believes that this acquisition will provide Dune with substantial cash flow, the establishment of a third core area of operations, and a substantial multi-year inventory of drilling locations.

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      In addition, Dune will also acquire a net interest ranging from 16-40% in
3 limited partnerships that will construct 3 gas gathering pipelines immediately following the Closing. It is expected that construction of the pipelines will be completed within three months. These pipelines will provide Dune (1) guaranteed access to a pipeline, (2) the ability to move its own gas to market, thereby enhancing overall economic efficiency via higher prices received and (3) the opportunity to gather third party gas for incremental income.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contact:

      Company Contact:

      Alan Gaines                   or            Ron Stabiner
      Chairman & CEO                              The Wall Street Group, Inc.
                                                  (713) 888-0895
                                                  (212) 888-4848